EXHIBIT 4.1



ICE                      Frank A. Ciccotto Jr.     100 William Street
ICE Data Services        President & Global Head   New York, NY  10038
Securities Evaluation    Securities Evaluations    Tel. 212-438-4417
                                                   Frank.Ciccottojr@theice.com


                                January 11, 2018


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

        Re:      Invesco Unit Trusts, Municipal Series 1308
                 Quality Municipal Income Trust, 20+ Year Series 198
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Gentlemen:

   We have examined Registration Statement File No. 333-215704 for the above mentioned trust. We hereby acknowledge that ICE Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to ICE Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------

                                                               Frank A. Ciccotto
                                             President & Global Head, Securities
                                                                     Evaluations